Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement (No. 333-178833) on Form N-1A of Discretionary Managed Futures Strategy Fund, a separate series of the Northern Lights Fund Trust III, of our report dated May 30, 2014, relating to our audit of the consolidated financial statements and financial highlights, which appear in the Annual Report on Form N-CSR of Discretionary Managed Futures Strategy Fund, a series of the Northern Lights Fund Trust III, as of March 31, 2014 and for the period from September 3, 2013 (commencement of operations) through March 31, 2014.

We also consent to the references to our Firm under the captions "Independent Registered Public Accounting Firm" and “Policies and Procedures for Disclosure of Portfolio Holdings” appearing in the Statement of Additional Information and “Financial Highlights” appearing in the Prospectus, which is part of this Registration Statement.

/s/ McGladrey LLP

Denver, Colorado

July 29, 2014